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                                                                    Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to incorporation by reference in the registration statement to be filed on Form S-3 of ProLogis of our report dated January 24, 2002, with respect to the consolidated balance sheets of CS Integrated LLC and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in member's equity, and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10K/A of ProLogis and to the reference of our Firm under the heading "Experts" in the prospectus.



                                                 /s/ KPMG LLP


New York, New York
December 20, 2002